Exhibit 99.1

PRESS RELEASE

Harris Corporation Increases Fiscal Year 2006 Earnings Per Share Guidance;
Orders Accelerate in RF Tactical Radio Business

MELBOURNE, Florida, June 9, 2005 - Harris Corporation (NYSE:HRS) has raised its fiscal year 2006 earnings per share guidance based on higher than expected orders for its industry-leading Falcon® II tactical radios used by the U.S. armed forces and by allied military and peace-keeping forces in international markets. The company’s fiscal year 2006 begins July 2, 2005.

The company now expects fiscal year 2006 earnings to be in the range of $1.73 to $1.78 per diluted share. Revenue growth is expected to exceed 10 percent. The company’s previous guidance for fiscal 2006 had been $1.63 to $1.68 per share with revenue growth of 8-10 percent. The company also reconfirmed guidance for fiscal year 2005 of $1.45 to $1.50 per diluted share, which excludes costs of $.05 per diluted share associated with the November 3, 2004, acquisition of Encoda Systems. Revised guidance for fiscal year 2006 represents an approximate 20 percent increase in diluted earnings per share, compared to fiscal year 2005 guidance.

“Orders and backlog in our RF tactical radio business continue to build. We have improved visibility into our next fiscal year, suggesting revenue growth will be significantly stronger than previously expected,” said Howard L. Lance, chairman, president and chief executive officer. “We have increased our expectations for revenue growth in the RF Communications segment from 10 percent to 20 percent, compared to the prior year. Harris radios are supporting the U.S. military’s transformation into a more agile and modular force, and that transformation has accelerated. The recently approved $82 billion supplemental budget for the Department of Defense is working its way through the system in support of these transformation initiatives. In addition, the company expects international revenue for tactical radios to be higher than previously anticipated, reflecting strong demand in areas such as the Middle East, Central Asia, and Africa.”

Harris Corporation is an international communications technology company focused on providing assured communications™ products, systems and services for government and commercial customers. The company’s operating divisions serve markets for government communications, tactical radio, broadcast, and microwave systems. Harris provides systems and service to customers in more than 150 countries. Additional information about Harris Corporation is available at www.harris.com.

Non-GAAP Financial Measures

This press release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the SEC, including fiscal 2005 earnings-per-share guidance adjusted to exclude the impact of an in-process R&D write-off and one-time integration costs associated with the acquisition of Encoda Systems Holdings, Inc. As noted in the release, the company reconfirmed its fiscal 2005 earnings guidance of $1.45 to $1.50 per diluted share, excluding $.05 per diluted share of costs noted above for the second quarter acquisition of Encoda. On a GAAP basis including such costs, the earnings-per-share guidance for fiscal 2005 is $1.40 to $1.45 per diluted share. Management of Harris believes that these non-GAAP financial measures provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. Management also believes that these non-GAAP financial measures enhance the ability of investors to analyze Harris business trends and to better understand the company’s performance. In addition, the company may utilize non-GAAP financial measures as a guide in its budgeting and long-term planning process and to measure operating performance for some management compensation purposes. Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP.

Forward-Looking Statement

Statements in this press release that are not historical facts are forward-looking statements that reflect management’s current expectations, assumptions, and estimates of future performance and economic conditions. Such statements are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements in this release include but are not limited to: earnings guidance for fiscal 2005 and fiscal 2006 and statements regarding expected revenue growth. The Company cautions investors that any forward-looking statements are subject to risks and uncertainties that may cause actual results and future trends to differ materially from those matters expressed in or implied by such forward-looking statements. The Company’s consolidated results and the forward-looking statements could be affected by many factors, including but not limited to: our participation in markets that are often subject to uncertain economic conditions which makes it difficult to estimate growth in our markets and, as a result, future income and expenditures; our dependence on the U.S. government for a significant portion of our revenues, as the loss of this relationship or a shift in U.S. government funding could have adverse consequences on our future business; potential changes in U.S. government or customer priorities due to program reviews or revisions to strategic objectives, including termination of or potential failure to fund U.S. government contracts; risks inherent with large long-term fixed-price contracts, particularly the ability to contain cost overruns; the performance of critical subcontractors or suppliers; financial and government and regulatory risks relating to international sales and operations, including fluctuations in foreign currency exchange rates and the effectiveness of our currency hedging program; our ability to continue to develop new products that achieve market acceptance; the consequences of future geo-political events, which may affect adversely the markets in which we operate, our ability to insure against risks, our operations or our profitability; strategic acquisitions and the risks and uncertainties related thereto, including our ability to manage and integrate acquired businesses; potential claims that we are infringing the intellectual property rights of third parties; the successful resolution of patent infringement claims and the ultimate outcome of other contingencies, litigation and legal matters; customer credit risk; the fair values of our portfolio of passive investments, which values are subject to significant price volatility or erosion; risks inherent in developing new technologies; the potential impact of hurricanes on our operations in Florida and the potential impact of earthquakes on our operations in California; the ability to recruit and retain qualified personnel; and general economic conditions in the markets in which we operate. Further information relating to factors that may impact the Company’s results and forward-looking statements are disclosed in the Company’s filings with the SEC. Harris disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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Media inquiries: Tom Hausman at 321-727-9131, or tom.hausman@harris.com

Investor relations inquiries: Pamela Padgett at 321-727-9383, or pamela.padgett@harris.com

For additional information, contact Harris Corporation at webmaster@harris.com.